EXHIBIT 10.16

SDG&E OPERATING AGREEMENT

Between

STATE OF CALIFORNIA

DEPARTMENT OF WATER RESOURCES

And

SAN DIEGO GAS & ELECTRIC COMPANY

THIS AGREEMENT HAS BEEN FILED WITH AND APPROVED BY THE CALIFORNIA PUBLIC UTILITIES COMMISSION (“COMMISSION”) FOR USE BETWEEN THE STATE OF CALIFORNIA DEPARTMENT OF WATER RESOURCES (“DWR”) AND SAN DIEGO GAS & ELECTRIC COMPANY (“UTILITY”).

Original Execution Date:  April 17, 2003

Amended Execution Date:  November 12, 20041

Date of Commission Approval:

Effective Date:

1 Pursuant to D.04-10-020.

OPERATING AGREEMENT

This OPERATING AGREEMENT (this “Agreement”) is between the State of California Department of Water Resources (“DWR”), acting solely under the authority and powers granted by AB1X, codified as Sections 80000 through 80270 of the Water Code, and not under its powers and responsibilities with respect to the State Water Resources Development System, and San Diego Gas & Electric Company, a California corporation (“Utility”).  DWR and Utility are sometimes collectively referred to herein as the “Parties” and individually referred to as a “Party.”  Unless otherwise noted, all capitalized terms shall have the meanings set forth in Article I of this Agreement.

R E C I T A L S

WHEREAS, under the Act, DWR has entered into a number of long-term power purchase agreements for the purpose of providing the net short requirements to the retail ratepayers of the State's electrical corporations, including Utility; and

WHEREAS, the Contract Allocation Order of the Commission provides that such longterm power purchase agreements are to be operationally allocated among the State's electrical corporations, including Utility; solely for the purpose of causing the State’s electrical corporations to perform certain specified functions on behalf of DWR, as DWR’s limited agent, including dispatching, scheduling, billing and settlements functions, and to sell surplus energy, all as such functions relate to those certain power purchase agreements that are operationally allocated to each electrical corporation under the Contract Allocation Order; and

WHEREAS, DWR wishes to provide for the performance of such functions under the Allocated Contracts by Utility on behalf of DWR in accordance with such long-term power purchase agreements as provided in this Agreement; and

WHEREAS, consistent with the Contract Allocation Order, DWR will retain legal and financial obligations, together with ongoing responsibility for any other functions not explicitly provided in this Agreement to be performed by Utility, with respect to each of the Allocated Contracts and it is the intent of DWR and the Utility that the provisions of this Agreement will not constitute an “assignment” of the Allocated Contracts to Utility.

NOW, THEREFORE, in consideration of the mutual obligations of the Parties, the Parties agree as follows:

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ARTICLE I

DEFINITIONS

Section 1.01.  Definitions.  The following terms shall have the respective meanings in this Agreement:

The following terms, when used herein (and in the attachments hereto) with initial capitalization, shall have the meaning specified in this Section 1.01.  Certain additional terms are defined in the attachments hereto.  The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.   “Includes” or “including” shall mean “including without limitation.”  References to a section or attachment shall mean a section or attachment of this Agreement, as the case may be, unless the context requires otherwise, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made (except as otherwise specifically provided herein).  Unless the context otherwise requires, references to Applicable Laws or Applicable Tariffs shall be deemed references to such laws or tariffs as they may be amended, replaced or restated from time to time.  References to the time of day shall be deemed references to such time as measured by prevailing Pacific time.

“Act” means Chapter  4 of Statutes of  2001  (Assembly Bill  1 of the First  2001-02 Extraordinary Session) of the State of California, as amended.

“Agreement”, means this Operating Agreement, together with all attached Schedules, Exhibits and Attachments, as such may be amended from time to time as evidenced by a written amendment executed by the Parties.

“Allocated Contracts” means the long-term power purchase agreements operationally allocated to Utility under the Contract Allocation Order, without legal and financial assignment of such agreements to Utility, as provided in Schedule 1 attached hereto.

“Allocated Power” means all power and energy, including the use of such power or energy as ancillary services, delivered or to be delivered under the Contracts.

“Applicable Commission Orders” means such rules, regulations, decisions, opinions or orders as the Commission may lawfully issue or promulgate from time to time, which relate to the subject matter of this Agreement.

“Applicable Law” means the Act, Applicable Commission Orders and any other applicable statute, constitutional provision, rule, regulation, ordinance, order, decision or code of a Governmental Authority.

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“Applicable Tariffs” means Utility’s tariffs, including all rules, rates, schedules and preliminary statements, governing electric energy service to Utility’s customers in its service territory, as filed with and approved by the Commission and, if applicable, the Federal Energy Regulatory Commission.

“Assign(s)” shall have the meaning set forth in Section 14.01.

“Bonds” shall have the meaning set forth in the Rate Agreement.

“Bond Charges” shall have the meaning set forth in the Rate Agreement.

“Business  Day”  means  the  regular  Monday  through  Friday  weekdays  which  are customary working days, excluding holidays, as established by Applicable Tariffs.

“Commission” means the California Public Utilities Commission.

“Confidential Information” shall have the meaning set forth in Section 11.01(c).

“Contracts” means the Allocated Contracts.

“Contract Allocation Order” means Decision 02-09-053 of the Commission, issued on September 19, 2002, as such Decision may be modified, revised, amended, supplemented or superseded from time to time by the Commission.

“DWR Power” shall have the same meaning set forth in the Servicing Arrangement with such amendments to incorporate the Settlement Principles for Remittances and Surplus Revenues as provided in Exhibit C of this Agreement.

“DWR Revenues” means those amounts required to be remitted to DWR by Utility in accordance with this Agreement and as further provided in the Servicing Arrangement.

“Effective Date” means the effective date in accordance with Section 14.13, as such date is set forth on the cover page hereof.

“Fund” means the Department of Water Resources Electric Power Fund established by Section 80200 of the California Water Code.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Utility Practice does not require the optimum practice, method, or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, or acts generally accepted in the Western Electric Coordinating Council region.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government, including the Commission.

“Governmental Program” means any program or directive established by Applicable Law which directly or indirectly affects the rights or obligations of the Parties under this Agreement and which obligates or authorizes DWR to make payments or give credits to customers or other third parties under such programs or directives.

“ISO” means the California Independent System Operator Corporation.

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“Order” means Decision 02-12-069 of the Commission, issued on December 19, 2002 as such decision may be amended or supplemented from time to time by the Commission.

“Power Charges” shall have the meaning set forth in the Rate Agreement.

“Priority Long Term Power Contract” shall have the meaning set forth in the Rate Agreement.

“Rate Agreement” means the Rate Agreement between DWR and the Commission adopted by the Commission on February 21, 2002 in Decision 02-02-051.

“Remittance” means a payment by Utility to DWR or its Assign(s) in accordance with the Servicing Arrangement.

“Servicing  Arrangement”  means  the  Servicing  Order  as  specified  in  Commission Decision 02-12-070, dated December 19, 2002, as may be modified from time to time.

“Supplier” means those certain third parties who are supplying power pursuant to the Contracts.

“Term” means term provided in Section 2.05 hereof.

“URG” means utility-retained generation, including without limitation Utility’s portfolio of generation resources and power purchase agreements prior to or after the Effective Date by Utility.

Section 1.02.  Undefined Terms.  Capitalized terms not otherwise defined in Section 1.01 herein shall have the meanings set forth in the Act or the Servicing Arrangement.

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ARTICLE II

OPERATIONAL ALLOCATION OF POWER PURCHASE AGREEMENTS;

MANAGEMENT OF THE CONTRACTS; ALLOCATED POWER; TERM

Section 2.01.  Operational Allocation and Management of Power Purchase Agreements. On behalf of DWR, as its limited agent, Utility will perform certain day-to-day scheduling and dispatch functions, billing and settlements and surplus energy sales and certain other tasks with respect to the Allocated Contracts, as more fully set forth in this Agreement.

As further provided in Contract Administration and Performance Test Monitoring Protocols set forth in Exhibit E, DWR will continue to monitor and audit the Supplier performance under the Contracts.  Upon development of a mutually agreeable plan, Utility will monitor the performance of Suppliers, as further provided in Exhibit E, subject, however, to DWR's right but not the obligation to audit and monitor all functions contemplated to be performed by Utility, all as further provided in this Agreement.

Section 2.02. Standard of Contract Management.

(a)   Utility agrees to perform the functions specified in this Agreement relating to the Allocated Contracts in a commercially reasonable manner, exercising Good Utility Practice, and in a fashion reasonably designed to serve the overall best interests of retail electric customers. Utility shall provide to DWR such information specifically provided in Exhibit F hereto to facilitate DWR’s verification of Utility’s compliance with this Section 2.02.

(b)  To the extent requested by Utility, DWR shall provide evidence in Commission proceedings describing Utility’s and DWR’s performance, rights and obligations under this Agreement.

(c)  DWR acknowledges the Commission’s exclusive authority over whether the Utility has managed Allocated Power available under the Contracts in a just and reasonable manner and DWR and Utility agree that none of the provisions of this Agreement shall be interpreted to reduce, diminish, or otherwise limit the scope of any Commission authority or to give DWR any authority over such matters.  In addition, the Parties acknowledge that DWR is not subject to the Commission's jurisdiction, and the Parties agree that none of the provisions of this Agreement, including Section 13.04 herein, shall be interpreted to subject DWR to the Commission's jurisdiction or authority.

(d)  The Utility acknowledges DWR’s separate and independent right to evaluate and enforce Utility’s commercial performance under this Agreement.

(e)  Utility agrees to provide any information not otherwise required herein that is reasonably necessary to allow DWR to exercise its rights in subsection (d) above, provided that all such information shall be used solely for the purposes of exercising such rights.

Section 2.03.  Good Faith.  Each Party hereby covenants that it shall perform its actions, obligations and duties in connection with this Agreement in good faith.

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Section 2.04.  DWR Power.  During the term of this Agreement, the electric power and energy, including but not limited to capacity, and output, or any of them from the Contracts delivered to retail end-use customers in Utility’s service area shall constitute DWR Power for all purposes of the Servicing Arrangement.  Utility shall arrange for transmission service to accommodate surplus sales to the extent that transmission service is available and cost effective, all as further provided in Exhibit A.

Section 2.05.  Term.

(a)  The Term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (a) the termination of the Servicing Arrangement, or (b) the termination of this Agreement by DWR upon ninety days’ written notice to Utility, or (c) upon consultation with the Commission, the termination of the Agreement by DWR upon reasonable written notice to Utility no shorter than 30 days, or (d) pursuant to Article VII hereof, the termination of this Agreement by a non-defaulting Party after an Event of Default.  In addition, this Agreement will terminate as to each Contract that terminates in accordance with its terms.  DWR agrees to notify Utility as to the termination of each Contract as provided in Section 5.01(e) hereof.

(b)  If an event occurs which has the effect of materially altering and materially adversely impacting the economic position of the Parties or either of them under this Agreement, then the affected Party may, by written notice, request that the Commission approve amendments to this Agreement or other arrangements incidental to this Agreement as necessary to preserve or restore the economic position under this Agreement held by the affected Party immediately prior to such event.  Such notice shall describe the event and shall include reasonable particulars as to the manner and extent to which the economic position of the Party giving notice has been adversely affected.

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ARTICLE III

LIMITED AGENCY / NO ASSIGNMENT

Section 3.01.  Limited Agency.  Utility is hereby appointed as DWR’s agent for the limited purposes set forth in this Agreement.  Utility shall not be deemed to be acting, and shall not hold itself out, as agent for DWR for any purpose other than those described in this Agreement.  Utility’s duties and obligations shall be limited to those duties and obligations that are specified in this Agreement.

Section 3.02.  No Assignment.  DWR shall remain legally and financially responsible for performance under each of the Contracts and shall retain liability to the counterparty for any failure of Utility to perform the functions referred to in this Agreement on behalf of DWR as its limited agent, under such Contracts in accordance with the terms thereof.  It is the intent of DWR and Utility that the provisions of this Agreement shall not constitute or result in an “assignment” of the Allocated Contracts in any respect.

ARTICLE IV

LIMITED DUTIES OF UTILITY

Section 4.01. Limited Duties of Utility as to the Contracts.  During the Term of this Agreement, Utility shall:

(a)  On behalf of DWR, as its limited agent, perform the day-to-day scheduling and dispatch functions, including day-ahead, hour-ahead and real time trading, scheduling transactions with all involved parties,  under the Allocated Contracts, perform billing and settlements functions and obtain relevant information for these functions such as transmission availability and others, with respect to the Allocated Contracts set forth in Schedule 1 hereto, all as more specifically provided in the Operating Protocols attached hereto as Exhibit A;

(b)  On behalf of DWR, as its limited agent, enter into transactions for the purchase (or sale, as the case may be) of gas, gas transmission services, gas storage services and financial hedges, and perform the operational and administrative responsibilities for such purchases under gas tolling provisions under the Allocated Contracts, including the review of fuel plans and consideration of alternative fuel supply, all as more specifically provided in the Fuel Management Protocols attached hereto as Exhibit B;

(c)  On behalf of DWR, as its limited agent, perform all necessary billing and settlement functions under the Allocated Contracts, in accordance with the terms of the applicable Contracts.  In addition, perform all necessary billing and settlement functions related to DWR Revenues and remit DWR Revenues to DWR, consistent with the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C and the Servicing Arrangement;

(d)  Assume financial responsibility for the ISO charges listed on Exhibit D attached hereto;

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(e)  On behalf of DWR, as its limited agent, upon development of a mutually agreeable plan, monitor the performance of Suppliers under the Allocated Contracts and undertake the administration of the Allocated Contracts, as more specifically provided in the Contract Administration and Performance Monitoring Protocols attached hereto as Exhibit E;

(f)  Provide to DWR the necessary information required by DWR as more specifically provided in the DWR Data Requirements From Utility attached hereto as Exhibit F to facilitate DWR’s continued performance of financial obligations related to Allocated Contracts and to facilitate DWR’s verification, audit and monitoring related to the Allocated Contracts and reporting requirements set forth in Applicable Laws or agreements;

(g)  At all times in performing its obligations under this Agreement (i) comply with the provisions of each of the Allocated Contracts, (ii) follow Good Utility Practice, and (iii) comply with all Applicable Laws and Applicable Commission Orders;

(h)  Appoint a primary and secondary contact person, as set forth in Schedule 2 hereto, to coordinate the responsibilities listed in this Section 4.01; and

(i)  On behalf of DWR, as its limited agent, make surplus energy sales as more specifically provided in this Agreement.

Provided, however, in the event that DWR fails to provide or provides inaccurate information which results in Utility's non-compliance with its obligations under this Agreement, the resulting non-compliance by Utility shall not constitute an Event of Default under Section 7.01 hereof.

Section 4.02.  Dispatch or Sale of Allocated Power.  Subject to any existing or new ISO tariff provisions that may affect the dispatch of such Contracts, Allocated Power from all Contracts shall be dispatched or sold, as the case may be, by Utility pursuant to the Operating Protocols attached hereto as Exhibit A.

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Section 4.03.  DWR Revenues.  DWR Revenues shall be accounted and remitted to DWR consistent with the principles provided in the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C and the provisions of the Servicing Arrangement.  Unless otherwise specifically provided in this Agreement, Utility will not be required at any time to advance or pay any of its own funds in the fulfillment of its responsibilities under this Agreement.

Section 4.04.  Ownership of Allocated Power.  Notwithstanding any other provision herein, and in accordance with the Act and Section 80110 of the California Water Code, Utility and DWR agree that DWR shall retain title to all Allocated Power, including DWR Power.  In accordance with the Act and Section 80104 of the California Water Code, upon the delivery of Allocated Power to Utility’s customers, those customers shall be deemed to have purchased that power from DWR, and payment for such sale shall be a direct obligation of such customer to DWR.  In addition, Utility and DWR agree that DWR shall retain title to any surplus Allocated Power sold by Utility as limited agent to DWR as provided in this Agreement.

ARTICLE V

DUTIES OF DWR

Section 5.01. Duties of DWR.  Consistent with the Contract Allocation Order, during the Term of this Agreement, DWR shall:

(a)  Remain legally and financially responsible under each of the Contracts and cooperate with Utility in the transition from DWR to Utility the performance of the functions provided in this Agreement;

(b)  Assume legal and financial responsibilities and enter into or facilitate Utility’s entering into transactions as DWR’s limited agent, for the purchase (or sale, as the case may be) of gas, gas transmission services, gas storage services and financial hedges, and timely consent to or approve the Utility’s performance of the operational and administrative responsibilities for such purchases under gas tolling provisions under the Allocated Contracts, including the review of fuel plans and consideration of alternative fuel supply, all as more specifically provided in the Fuel Management Protocols attached hereto as Exhibit B;

(c)  Pay invoices to the Suppliers and perform all necessary verification, audit and monitoring of the billing and settlement functions to be performed on DWR’s behalf, as its limited agent, by Utility relating to the Contracts.  In addition, perform all necessary verification, audit and monitoring of the billing and settlement functions to be performed on DWR’s behalf, as its limited agent, by Utility related to DWR Revenues, consistent with the principles set forth in the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C;

(d)  Until such time as a mutually agreed upon plan may be entered into with Utility and approved by the Commission, and no earlier than January 1, 2004, continue to monitor the performance of Suppliers and conduct certain

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contract administration duties under the Allocated Contracts, all as more specifically provided in the Contract Administration and Performance Monitoring Protocols attached hereto as Exhibit E.  In addition, continue to perform all other administrative functions related to Contracts not explicitly provided in this Agreement to be performed by Utility on behalf of DWR, as its limited agent;

(e)  Upon the termination of any Contract, submit in writing to Utility appropriate Schedules and Attachments to Exhibit A amended to reflect the termination of any Contract.  Such amended Schedules and Attachments shall become effective only upon the effective date of the termination of such Contract. Provided, however, rights or obligations of the Parties that arise or relate to Utility’s performance of its duties under this Agreement in respect of any terminated Contract shall survive until the expiration of any such right or obligation; and

(f)  Appoint a primary and secondary contact person, as set forth in Schedule 2 hereto, to coordinate the responsibilities listed in this Section 5.01.

ARTICLE VI

[RESERVED]

Section 6.01.   [Intentionally left blank.]

ARTICLE VII`

EVENTS OF DEFAULT

Section 7.01. Events of Default. The following events shall constitute “Events of Default” under this Agreement:

(a) any material failure by a Party to pay any amount due and payable under this Agreement that continues unremedied for five (5) Business Days after the earlier of the day the defaulting Party receives written notice thereof from the non-defaulting Party; or

(b)  any material failure by Utility to schedule and dispatch Contracts, consistent with the principles set forth in Exhibit A; or

(c)  any failure (except as provided in (a) or (b)) by a Party to duly observe or perform in any material respect any other covenant or agreement of such Party set forth in this Agreement, which failure continues unremedied for a period of 15 calendar days after written notice of such failure has been given to such Party by the non-defaulting Party; or

(d) any material representation or warranty made by a Party shall prove to be false, misleading or incorrect in any material respect as of the date made; or

(e) an Event of Default (as defined under the Servicing Arrangement) shall have occurred and is continuing under the Servicing Arrangement.

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Section 7.02.  Consequences of Utility Event of Default.  Upon any Event of Default by Utility, DWR may, in addition to exercising any other remedies available under this Agreement or under Applicable Law, (i) terminate this Agreement in whole or in part; and (ii) apply in an appropriate forum for sequestration and payment to DWR or its Assign(s) of DWR Revenues or for specific performance of the functions related to the Contracts to be performed by Utility on behalf of DWR, as its limited agent, as provided in this Agreement.

Section 7.03.  Consequences of DWR Event of Default.  Upon an Event of Default by DWR (other than an Event of Default under 7.01(a)), Utility shall request that the Commission terminate this Agreement in whole or in part, Section 2.05 notwithstanding.

Section 7.04. Remedies.  Subject to Article XIII of this Agreement, upon any Event of Default, the non-defaulting Party may exercise any other legal or equitable right or remedy that may be available to it under applicable law or under this Agreement.

Section 7.05. Remedies Cumulative.  Except as otherwise provided in this Agreement, all rights of termination, cancellation, or other remedies in this Agreement are cumulative.  Use of any remedy shall not preclude any other remedy available under this Agreement.

Section 7.06. Waivers. None of the provisions of this Agreement shall be considered waived by either Party unless the Party against whom such waiver is claimed gives such waiver in writing.  The failure of either Party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights for the future, but the same shall continue and remain in full force and effect.  Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.

ARTICLE VIII

PAYMENT OF FEES AND CHARGES

Section 8.01.  Utility Fees and Charges.  As noted in the Contract Allocation Order, the details of the amount and recovery of administrative costs to Utility associated with the Contracts are expected to be considered in another Commission proceeding.  As such, the Parties agree that the administrative costs to Utility will be recovered pursuant to such Commission proceeding. Utility shall enter the cost of such fees and charges in its Purchased Electric Commodity Account, or its successor or another account designated by the Commission on a current basis, for recovery in retail rates subject to subsequent Commission review.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.01. Representations and Warranties.

(a)  Each person executing this Agreement for the respective Parties expressly represents and warrants that he or she has authority to bind the Party on whose behalf he or she has executed this Agreement.

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(b)  Each Party represents and warrants that it has the full power and authority to execute and deliver this Agreement and to perform its terms, that execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action by such Party, and that this Agreement constitutes such Party’s legal, valid and binding obligation, enforceable against such Party in accordance with its terms.

(c)  DWR represents and warrants that all necessary and appropriate notices, inducements, undertakings, approvals, and consents have been obtained from each Supplier to the Contract allocated to Utility in order for Utility to undertake its duties set forth in this Agreement in a timely and appropriate fashion.

ARTICLE X

LIMITATIONS ON LIABILITY

Section 10.01. Consequential Damages. In no event will either Party be liable to the other Party for any indirect, special, exemplary, incidental, punitive, or consequential damages under any theory.  Nothing in this Section 10.01 shall limit either Party’s rights as provided in Article VII above.

Section 10.02. Limited Obligations of DWR. Any amounts payable by DWR under this Agreement shall be payable solely from moneys on deposit in the Department of Water Resources Electric Power Fund established pursuant to Section 80200 of the California Water Code (the “Fund”).

Section 10.03.  Sources of Payment; No Debt of State.  DWR's obligation to make payments hereunder shall be limited solely to the Fund and shall be payable as an operating expense of the Fund solely from Power Charges subject and subordinate to each Priority Long Term Power Contract in accordance with the priorities and limitations established with respect to the Fund’s operating expenses in any indenture providing for the issuance of Bonds and in the Rate Agreement and in the Priority Long Term Power Contracts.  Any liability of DWR arising in connection with this Agreement or any claim based thereon or with respect thereto, including, but not limited to, any payment arising as the result of any breach or Event of Default under this Agreement, and any other payment obligation or liability of or judgment against DWR hereunder, shall be satisfied solely from the Fund.  NEITHER THE FULL FAITH AND CREDIT NOR THE TAXING POWER OF THE STATE OF CALIFORNIA ARE OR MAY BE PLEDGED FOR ANY PAYMENT UNDER THIS AGREEMENT. Revenues and assets of the State Water Resources Development System, and Bond Charges under the Rate Agreement, shall not be liable for or available to make any payments or satisfy any obligation arising under this Agreement.  If moneys on deposit in the Fund are insufficient to pay all amounts payable by DWR under this Agreement, or if DWR has reason to believe such funds may become insufficient to pay all amounts payable by DWR under this Agreement, DWR shall diligently pursue an increase to its revenue requirements as permitted under the Act from the appropriate Governmental Authority as soon as practicable.  To the extent DWR’s obligations are “administrative costs,” they will require annual appropriation by the legislature.

Section 10.04. Cap on Liability.  In no event will Utility be liable to DWR for damages under this Agreement, including indemnification obligations, whether in contract, warranty, tort (including negligence), strict liability or otherwise (referred to as “Damages” for purposes of this

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Section), in an amount in excess of: 1) on an annual calendar year basis, $5 million plus ten percent of Damages in excess of $5 million and 2) for the entire term of this Agreement, $50 million in total payments of Damages to DWR.  For example, if Damages for an event are $100 million, Utility’s total liability for this event would be $14.5 million ($5 million plus10% of $95 million) and that would be the full extent of Utility’s liability for such Damages.  All Damages associated with an event will apply only to the annual limit in the first year in which Damages for that event were assessed.  For example, if Damages for an event were paid as follows: $15 million in year 1 and $10 million in year 2, the Utility would pay DWR $7 million ($5 million plus10% of $10 million for year 1 and 10% of $10 million for year 2).  In this example, the $1 million paid to DWR in year 2 (10% of $10 million) does not count against the year 2 $5 million calendar year threshold.  DWR hereby releases Utility from any liability for Damages in excess of the limitations on liability set forth in this Section 10.04, provided however, that this limitation on Utility liability shall not apply to the extent the liability is a result of Utility’s gross negligence or willful misconduct.

ARTICLE XI

CONFIDENTIALITY

Section 11.01.  Proprietary Information.

(a) Nothing in this Agreement shall affect Utility’s obligations to observe any Applicable Law prohibiting the disclosure of Confidential Information regarding its customers.

(b) Nothing in this Agreement, and in particular nothing in Sections 11.01 (e)(x) through 11.01(e)(z) of this Agreement, shall affect the rights of the Commission to obtain from Utility, pursuant to Applicable Law, information requested by the Commission, including Confidential Information provided by DWR to Utility. Applicable Law, and not this Agreement, will govern what information the Commission may disclose to third parties, subject to any confidentiality agreement between DWR and the Commission.

(c)  The Parties acknowledge that each Party may acquire information and material that is the other Party’s confidential, proprietary or trade secret information.  As used herein, “Confidential Information” means any and all technical, commercial, financial and customer information disclosed by one Party to the other (or obtained from one Party’s inspection of the other Party’s records or documents), including any patents, patent applications, copyrights, trade secrets and proprietary information, techniques, sketches, drawings, maps, reports, specifications, designs, records, data, models, inventions, know-how, processes, apparati, equipment, algorithms, software programs, software source documents, object code, source code, and information related to the current, future and proposed products and services of each of the Parties, and includes, without limitation, the Parties’ respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, business forecasts, sales and merchandising, and marketing plans and information. In all cases, Confidential Information includes proprietary or confidential information of any third party disclosing such information to either Party in the

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course of such third party’s business or relationship with such Party.  Utility’s Confidential Information also includes any and all lists of customers, and any and all information about customers, both individually and aggregated, including but not limited to customers’ names, street addresses of customer residences and/or facilities, email addresses, identification numbers, Utility account numbers and passwords, payment histories, energy usage, rate schedule history, allocation of energy uses among customer residences and/or facilities, and usage of DWR Power.  All Confidential Information disclosed by the disclosing Party (“Discloser”) will be considered Confidential Information by the receiving Party (“Recipient”) if identified as confidential and received from Discloser.

(d)  Each Party agrees to take all steps reasonably necessary to hold in trust and confidence the other Party’s Confidential Information.  Without limiting the generality of the immediately preceding sentence, each Party agrees (i) to hold the other Party’s Confidential Information in strict confidence, not to disclose it to third parties or to use it in any way, commercially or otherwise, other than as permitted under this Agreement; and (ii) to limit the disclosure of the Confidential Information to those of its employees, agents or directly related subcontractors with a need to know who have been advised of the confidential nature thereof and who have acknowledged their express obligation to maintain such confidentiality. DWR shall not disclose Confidential Information to employees, agents or subcontractors that are in any respect responsible for power marketing or trading activities associated with the State Water Resources Development System.

(e)  The foregoing two paragraphs will not apply to any item of Confidential Information if:   (i) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (ii) it has been rightfully received by Recipient from a third party without breach of confidentiality obligations of such third party and outside the context of the provision of services under this Agreement; (iii) it has been independently developed by Recipient personnel having no access to the Confidential Information; (iv) it was known to Recipient prior to its first receipt from Discloser, or (v) it has been summarized, processed and incorporated for incorporation into reports, discussions, statements or any other further work product.  In addition, Recipient may disclose Confidential Information if and to the extent required by law or a Governmental Authority, provided that (x) Recipient shall give Discloser a reasonable opportunity to review and object to the disclosure of such Confidential Information, (y) Discloser may seek a protective order or confidential treatment of such Confidential Information, and (z) Recipient shall make commercially reasonable efforts to cooperate with Discloser in seeking such protective order or confidential treatment.  Discloser shall pay Recipient its reasonable costs of cooperating.

Section 11.02.  No License.  Nothing contained in this Agreement shall be construed as granting to a Party a license, either express or implied, under any patent, copyright, trademark, service mark, trade dress or other intellectual property right, or to any Confidential Information now or hereafter owned, obtained, controlled by, or which is or may be licensable by, the other Party.

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Section 11.03.  Survival of Provisions.  The provisions of this Article XI shall survive the termination of this Agreement.

ARTICLE XII

RECORDS AND AUDIT RIGHTS

Section 12.01.  Records.  Utility shall maintain accurate records and accounts relating to the Contracts in sufficient detail to permit DWR to audit and monitor the functions to be performed by Utility on behalf of DWR, as its limited agent, under this Agreement.  In addition, Utility shall maintain accurate records and accounts relating to DWR Revenues to be remitted by Utility to DWR, consistent with the Settlement Principles for Remittances and Surplus Revenues set forth in Exhibit C hereto.  Utility shall provide to DWR and its Assign(s) access to such records.  Access shall be afforded without charge, upon reasonable request made pursuant to Section 12.02.  Access shall be afforded only during Business Hours and in such a manner so as not to interfere unreasonably with Utility’s normal operations.  Utility shall not treat DWR Revenues as income or assets of Utility or any affiliate for any tax, financial reporting or regulatory purposes, and the financial books or records of Utility and affiliates shall be maintained in a manner consistent with the absolute ownership of DWR Revenues by DWR and Utility’s holding of DWR Revenues in trust for DWR (whether or not held together with other monies).

Section 12.02.  Audit Rights.

(a) Upon 30 calendar days’ prior written notice, DWR may request an audit, conducted by DWR or its agents (at DWR’s expense), of Utility’s records and procedures, which shall be limited to records and procedures containing information bearing upon Utility’s performance of its obligations under this Agreement.  The audit shall be conducted during Business Hours without interference with Utility’s normal operations, and in compliance with Utility’s security procedures.

(b)  As provided in the Act, the State of California Bureau of State Audits (the “Bureau”) shall conduct a financial and performance audit of DWR’s implementation of Division 27 (commencing with Section 80000) of the California Water Code, and the Bureau shall issue a final report on or before March 31, 2003.  In addition, as provided in Section 8546.7 of the California Government Code, Utility agrees that, pursuant to this Section 12.02, DWR or the State of California Department of General Services, the Bureau, or their designated representative (“DWR’s Agent”) shall have the right to review and to copy (at DWR’s expense) any non-confidential records and supporting documentation pertaining to the performance of this Agreement and to conduct an on-site review of any Confidential Information pursuant to Section 12.03 hereof. Utility agrees to maintain such records for such possible audit for three years after final Remittance to DWR.  Utility agrees to allow such auditor(s) access to such records during Business Hours and to allow interviews of any employees who might reasonably have information related to such records.  Further, Utility agrees to include a similar right for DWR or DWR’s Agent to audit records and interview staff in any contract between Utility and a subcontractor directly related to performance of this Agreement.

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Section 12.03.  Confidentiality.  Materials reviewed by either Party or its agents in the course of an audit may contain Confidential Information subject to Article XI above.  The use of all materials provided to DWR or Utility or their agents, as the case may be pursuant to this Article XII, shall comply with the provisions in Article XI and shall be limited to use in conjunction with the conduct of the audit and preparation of a report for appropriate distribution of the results of the audit consistent with Applicable Law.

Section 12.04.  Annual Certifications.  At least annually, and in no event later than the tenth Business Day after the end of the calendar year, Utility shall deliver to DWR a certificate of an authorized representative certifying that to the best of such representative’s knowledge, after a review of Utility performance under this Agreement, Utility has fulfilled its obligations under this Agreement in all material respects and is in compliance herewith in all material respects.

Section 12.05.  Additional Applicable Laws.  Each Party shall make an effort to promptly notify the other Party in writing to the extent such Party becomes aware of any new Applicable Laws or changes (or proposed changes) in Applicable Tariffs hereafter enacted, adopted or promulgated that may have a material adverse effect on either Party’s ability to perform its duties under this Agreement.  A Party’s failure to so notify the other Party pursuant to this Section 12.05 will not constitute a material breach of this Agreement, and will not give rise to any right to terminate this Agreement or cause either Party to incur any liability to the other Party or any third party.

Section 12.06.  Other Information.  Upon the reasonable request of DWR or its Assign(s), Utility shall provide to DWR or its Assign(s) any public financial information in respect of Utility applicable to services provided by Utility under this Agreement, to the extent such information is reasonably available to Utility, which (i) is reasonably necessary and permitted by Applicable Law to monitor the performance by Utility hereunder, or (ii) otherwise relates to the exercise of DWR’s rights or the discharge of DWR’s duties under this Agreement or any Applicable Law.  In particular, but without limiting the foregoing, Utility shall provide to DWR any such information that is necessary or useful to calculate DWR’s revenue requirements (as described in Sections 80110 and 80134 of the California Water Code).

Section 12.07.  Data and Information Retention.  All data and information associated with the provision and receipt of services pursuant to this Agreement shall be maintained for the greater of (a) the retention time required by Applicable Law or Applicable Tariffs for maintaining such information, or (b) three (3) years.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.01.  Dispute Resolution.  Should any dispute arise between the Parties or should any dispute between the Parties arise from the exercise of either Party’s audit rights contained in Section 12.02 hereof, the Parties shall remit any undisputed amounts and agree to enter into good faith negotiations as soon as practicable to resolve such disputes within (10) Business Days so as to resolve such disputes, as appropriate, within the timeframes provided under this Agreement, or as soon as possible thereafter.  For any disputed Remittances, if such resolution cannot be made before the remittance date, Utility shall remit the undisputed portion to DWR.  In addition, the disputed portion of the Remittances shall be deposited into an escrow account held by a qualified, independent escrow holder.  Upon resolution of such disputes, the

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Party that escrowed the disputed amount shall reimburse the other Party from the escrow account as necessary.

Section 13.02.  ISO Settlements Disputes.  Utility shall review, validate and verify all ISO charges/credits contained on all ISO settlement statements, including any charges/credits resulting from functions related to the Contracts to be performed by Utility as provided in this Agreement.  Utility shall inform DWR of any discrepancies and shall dispute any such discrepancies with the ISO in accordance with the ISO’s tariff and protocols.  Except as provided in Section 13.03, if any ISO charge type settlement amount appearing on a Preliminary or Final Settlement Statement (as defined in the ISO tariff) resulting or relating to the Utility’s performance of functions related to the Contracts under this Agreement is in dispute, it shall be the responsibility of Utility, on behalf of DWR, as its limited agent, to seek resolution of said dispute through the ISO dispute resolution process as provided in the ISO’s tariff.

For disputes affecting Utility’s Remittances to DWR, including disputes on ISO charges to non-DWR parties that would affect Remittances to DWR, Utility shall provide to DWR: a) notification of submission of the dispute through the ISO dispute resolution process, identifying, among other items, the dispute type, quantity, price and allocation; b) a copy of the submitted dispute and all supporting data; and c) a copy of all ensuing documentation resulting from the ongoing dispute resolution process.  Utility shall track and validate all disputed ISO charges involving any financial responsibility of DWR.

Section 13.03.  Supplier Invoice Disputes.  DWR shall continue to be responsible for all dispute resolution relating to Supplier invoices.  In addition, except as specifically provided in Exhibit E of this Agreement, all other contract administration functions shall remain DWR’s responsibility.

Section 13.04.  Good-Faith Negotiations.  Should any dispute arise between the Parties relating to this Agreement, the Parties shall undertake good-faith negotiations to resolve such dispute.  If the Parties are unable to resolve such dispute through good-faith negotiations, either Party may submit a detailed written summary of the dispute to the other Party.  Upon such written presentation, each Party shall designate an executive with authority to resolve the matter in dispute.  If the Parties are unable to resolve such dispute within 30 days from the date that a detailed summary of such dispute is presented in writing to the other Party, and the dispute relates solely to Utility’s conduct, performance, acts and/or omissions (and not to DWR’s conduct, performance, acts and/or omissions), then DWR may at its sole discretion, present the dispute to the Commission for resolution, in accordance with Applicable Law.  All other disputes shall be brought in a court of competent jurisdiction or a forum mutually acceptable to the Parties in accordance with Applicable Law.  Nothing herein shall preclude either Party from challenging the decision or action which such Party deems may adversely affect its interests in any appropriate forum of the Party’s choosing.

Section 13.05.  Costs.  Each Party shall bear its own respective costs and attorney fees in connection with respect to any dispute resolution process undertaken by it pursuant to this Article.  Provided, however, DWR shall reimburse Utility all reasonably incurred costs, including, but not limited to, in-house and retained attorneys, consultants, witnesses, and arbitration costs, arising from or pertaining to all disputes relating to ISO charges/credits contained on all ISO settlement statements resulting from the operational, dispatch and administrative functions related to the Contracts performed by Utility on behalf of DWR, as its

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limited agent, pursuant to the standards set forth in Section 2.02 herein and consistent with the provisions of the ISO tariff, as may be amended from time to time, including disputes on ISO charges to non-DWR parties that would affect Remittances to DWR.  These costs shall be recorded and invoiced in the manner set forth in Section 8.01 hereof.

ARTICLE XIV

MISCELLANEOUS

Section 14.01.  Assignment

(a) Except as provided in paragraphs (b) and (c) below, neither Party shall assign or otherwise dispose of this Agreement, its right, title or interest herein or any part hereof to any entity, without the prior written consent of the other Party.  No assignment of this Agreement shall relieve the assigning Party of any of its obligations under this Agreement until such obligations have been assumed by the assignee. When duly assigned in accordance with this Section 14.01 (a) and when accepted by the assignee, this Agreement shall be binding upon and shall inure to the benefit of the assignee.  Any assignment in violation of this Section 14.01(a) shall be void.

(b) Utility acknowledges and agrees that DWR may assign or pledge its rights to receive performance hereunder to a trustee or another party (“Assign(s)”) in order to secure DWR’s obligations under its bonds (as that term is defined in the Act), and any such Assign shall be a third party beneficiary of this Agreement; provided, however, that this authority to assign or pledge rights to receive performance hereunder shall in no event extend to any person or entity that sells power or other goods or services to DWR.

(c) Any person (i) into which Utility may be merged or consolidated, (ii) which may result from any merger or consolidation to which Utility shall be a party or (iii) which may succeed to the properties and assets of Utility substantially as a whole, which person in any of the foregoing cases executes an agreement of assumption to perform every obligation of Utility hereunder, shall be the successor to Utility under this Agreement without further act on the part of any of the Parties to this Agreement; provided, however, that Utility shall have delivered to DWR and its Assign(s) an opinion of counsel reasonably acceptable to DWR stating that such consolidation, merger or succession and such agreement of assumption complies with this Section 13.01(c) and that all of Utility’s obligations hereunder have been validly assumed and are binding on any such successor or assign.

(d) Notwithstanding anything to the contrary herein, DWR’s rights and obligations hereunder shall be transferred, without any action or consent of either Party hereto, to any entity created by the State legislature which is required under Applicable Law to assume the rights and obligations of DWR under Division 27 of the California Water Code.

Section 14.02.  Force Majeure.  Neither Party shall be liable for any delay or failure in performance of any part of this Agreement (including the obligation to remit money at the times specified herein) from any cause beyond its reasonable control, including but not limited to,

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unusually severe weather, flood, fire, lightning, epidemic, quarantine restriction, war, sabotage, act of a public enemy, earthquake, insurrection, riot, civil disturbance, strike, restraint by court order or Government Authority, or any combination of these causes, which by the exercise of due diligence and foresight such Party could not reasonably have been expected to avoid and which by the exercise of due diligence is unable to overcome.

Section 14.03.  Severability.  In the event that any one or more of the provisions of this Agreement shall for any reason be held to be unenforceable in any respect under applicable law, such unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein.

Section 14.04.  Survival of Payment Obligations.  Upon termination of this Agreement, each Party shall remain liable to the other Party for all amounts owing under this Agreement. Utility shall continue to collect and remit, pursuant to the terms of the Servicing Arrangement and the principles provided in the Settlement Principles for Remittances and Surplus Revenues provided in Exhibit C hereto and any DWR Charges billed to customers or any DWR Surplus Energy Sales Revenues attributable to sales entered into before the effective date of termination of the Servicing Arrangement.

Section 14.05.  Third-Party Beneficiaries.  The provisions of this Agreement are exclusively for the benefit of the Parties and any permitted assignee of either Party and there are no third party beneficiaries under this Agreement.

Section 14.06.  Governing Law.  This Agreement shall be interpreted, governed and construed under the laws of the State of California without regard to choice of law provisions.

Section 14.07.  Multiple Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original.

Section 14.08.  Section Headings.  Section and paragraph headings appearing in this Agreement are inserted for convenience only and shall not be construed as interpretations of text.

Section 14.09.  Amendments.  No amendment, modification, or supplement to this Agreement shall be effective unless it is in writing and signed by the authorized representatives of both Parties and approved as required, and by reference incorporates this Agreement and identifies the specific portions that are amended, modified, or supplemented or indicates that the material is new.  No oral understanding or agreement not incorporated in this Agreement is binding on either of the Parties.

Section 14.10.  Amendment Upon Changed Circumstances.  The Parties acknowledge that compliance with any Commission decision, legislative action or other governmental action (whether issued before or after the Effective Date of this Agreement) affecting the operation of this Agreement, including but not limited to (i) dissolution of the ISO, (ii) changes in the ISO market structure, (iii) a decision regarding direct access currently pending before the Commission, (iv) the establishment of other Governmental Programs, or (v) a modification to the Contract Allocation Agreement may require that amendment(s) be made to this Agreement.  The Parties therefore agree that if either Party reasonably determines that such a decision or action would materially affect the services to be provided hereunder or the reasonable costs thereof, then upon the issuance of such decision or the approval of such action (unless and until it is stayed), the Parties will negotiate the amendment(s) to this Agreement that is (or are) appropriate in order to effectuate the required changes in services to be provided or the reimbursement

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thereof.  If the Parties are unable to reach agreement on such amendments within 60 days after the issuance of such decision or approval of such action, either Party may, in the exercise of its sole discretion, submit the disagreement to the Commission for proposed resolution.  Nothing herein shall preclude either Party from challenging the decision or action which such Party deems may adversely affect its interests in any appropriate forum of the Party’s choosing.

The Parties agree that, if the rating agencies request changes to this Agreement which the Parties reasonably determine are necessary and appropriate, the Parties will negotiate in good faith, but will be under no obligation to reach agreement or to ask the Commission to amend this Agreement to accommodate the rating agency requests and will cooperate in obtaining any required approvals of the Commission or other entities for such amendments.

Section 14.11  Indemnification.

(a) Indemnification of DWR.  Utility (the “Indemnitor”) shall at all times protect, indemnify, defend and hold harmless DWR, and its elected officials, appointed officers, employees, representatives, agents and contractors (each, an “Indemnified Party” or an “Indemnitee”) from and against (and pay the full amount of) any and all claims (whether in tort, contract or otherwise), demands, expenses (including, without limitation, in-house and retained attorneys’ fees) and liabilities for losses, damage, injury and liability of every kind and nature and however caused, and taxes (of any kind and by whomsoever imposed), to third parties arising from or in connection with (or alleged to arise from in connection with):   (1) any failure by Utility to perform its material obligations under this Agreement; (2) any material representation or warranty made by Utility shall prove to be false, misleading or incorrect in any material respect as of the date made; (3) the gross negligence or willful misconduct of Utility or any of its officers, directors, employees, agents, representatives, subcontractors or assignees in connection with this Agreement; and (4) any violation of or failure by Utility or Indemnitor to comply with any Applicable Commission Orders or Applicable Law; provided, however, that the foregoing indemnifications and protections shall not extend to any losses arising from gross negligence or willful misconduct of any Indemnified Party.

(b) Obligation of Utility. Consistent with the Contract Allocation Order, Utility shall not, in acting as limited agent of DWR hereunder be required to perform any obligations of any Supplier under any Allocated Contract or to make any payments on behalf of such Supplier or as the result of the failure of such Supplier to perform under any Allocated Contract.

(c) Indemnification of Utility. To the extent permitted by law, DWR (“Indemnitor”) shall at all times protect, indemnify, defend and hold harmless Utility, and its officers, employees, representatives, agents and contractors (each, an “Indemnified Party” or “Indemnitee”), from and against (and pay the full amount of) any and all claims (whether in tort, contract or otherwise), demands, expenses (including, without limitation, in-house and retained attorneys' fees) and liabilities for losses, damage, injury and liability of every kind and nature and however caused, and taxes (of any kind and by whomsoever imposed), to third parties arising from or in connection with (or alleged to arise from on in connection with):   (1)  any failure by DWR to perform its material obligations

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under this Agreement or any Allocated Contract; (2) any material representation or warranty made by DWR shall prove to be false, misleading or incorrect in any material respect as of the date made; (3) the gross negligence or willful misconduct of the DWR or any of its officers, directors or employees, agents, representatives, subcontractors or assignees in connection with this Agreement; (4) any action claiming Utility failed to perform any Supplier's obligations under an Allocated Contract; and (5) any violation of or failure by DWR or Indemnitor to comply with any Applicable Law; and provided, however, that the foregoing indemnifications and protections shall not extend to any losses arising from the gross negligence or willful misconduct of any Indemnified Party.

(d) Indemnification Procedures.  Indemnitee shall promptly give notice to Indemnitor of any claim or action to which it seeks indemnification from Indemnitor.  Indemnitor shall defend any such claim or action brought against it, and may also defend such claim or action on behalf of the Indemnitee (with counsel reasonably satisfactory to Indemnitor) unless there is any actual or potential conflict between Indemnitor and Indemnitee with respect to such claim or action.  If there is any actual or potential conflict between Indemnitor and Indemnitee with respect to such claim or action, Indemnitee shall have the opportunity to assume (at Indemnitor’s expense) defense of any claim or action brought against Indemnitee by a third party; however, failure by Indemnitee to request defense of such claim or action by the Indemnitor shall not affect Indemnitee’s right to indemnity under this Section 14.11.  In any action or claim involving Indemnitee, Indemnitor shall not settle or compromise any claim without the prior written consent of Indemnitee.

Section 14.12.  Notices and Demands.   (a) Except as otherwise provided under this Agreement, all notices, demands, or requests pertaining to this Agreement shall be in writing and shall be deemed to have been given (i) on the date delivered in person, (ii) on the date when sent by facsimile (with receipt confirmed by telephone by the intended recipient or his or her authorized representative) or electronic transmission (with receipt confirmed telephonically or electronically by the intended recipient or his or her authorized representative) or by special messenger, or (iii) 72 hours following delivery to a United States post office when sent by certified or registered United States mail postage prepaid, and addressed as set forth below:

Utility:  San Diego Gas & Electric Company

8315 Century Park Court, CP21D

San Diego, California 92123

Attn: Terry Farrelly

Vice President, Electric and Gas Procurement

Telephone: (858) 650-6150

Facsimile: (858) 650-6191

Email: tfarrelly@semprautilities.com

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DWR:   State of California

The Resources Agency

Department of Water Resources

California Energy Resources Scheduling Division

3310 El Camino Avenue, Suite 120

Sacramento, California   95821

Attn: Peter S. Garris

Deputy Director

Telephone:   (916) 574-2733

Facsimile:   (916) 574-0301

Email:  pgarris@water.ca.gov

(b)  Each Party  shall be entitled to specify as its proper address any other address in the United States, or specify any change to the above information, upon written notice to the other Party complying with this Section 14.12.

(c)  Each Party shall designate on Schedule 2 the person(s) to be contacted with respect to specific operational matters.  Each Party shall be entitled to specify any change to such person(s) upon written notice to the other Party complying with this Section 14.12.

Section 14.13.  Approval.  This Agreement shall be effective upon the execution by both Parties and approval of such executed agreement by the Commission.  Except as expressly provided otherwise herein, neither Party may commence performance hereunder until such date. Any delay in the commencement of performance hereunder as a consequence of waiting for such approval(s) shall not be a breach or default under this Agreement.

Section 14.14.  Government Code and Public Contract Code Inapplicable.  DWR has determined, pursuant to Section 80014(b) of the California Water Code, that application of certain provisions of the Government Code and Public Contract Code applicable to State contracts, including but not limited to advertising and competitive bidding requirements and prompt payment requirements, would be detrimental to accomplishing the purposes of Division 27 (commencing with Section 80000) of the California Water Code and that such provisions and requirements are therefore not applicable to or incorporated in this Agreement.

Section 14.15. Annual Review.  The provisions of the Exhibits are subject to annual review by DWR and Utility to ensure their relevance and usefulness.  In the event that the Parties mutually agree that certain provisions of the Exhibits should be amended or supplemented, an amendment to the Exhibit should be executed and Utility shall submit to the Commission for approval.

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Section 14.16 Other Operating Agreement. It is DWR's intent to have a consistent operating agreement with all three investor-owned utilities (IOUs). Should DWR reach an operating agreement with another IOU relating to the subject matter of this Agreement, that in

Utility's judgment is more favorable on the whole than this Agreement, Utility shall have the right to receive the same terms and conditions as such other IOU. This provision specifically does not allow Utility to select particular portions or provisions of such other IOU's operating agreement. In addition, if Utility elects to be subject to such other IOU's operating agreement's terms and conditions, Utility shall be subject to such other IOU's operating agreement with only such modifications agreed to by DWR as necessary to address operating differences between that other IOU and Utility. Utility shall exercise the foregoing right within 60 days following Commission approval of such other operating agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date or dates indicated below, to be effective as of the Effective Date.

CALIFORNIA STATE DEPARTMENT OF WATER RESOURCES, acting solely under the authority and powers granted by ABIX, codified as Sections 80000 through 80270 of the Water Code, and not under its powers and Responsibilities with respect to the State Water Resources Development System

SAN DIEGO GAS & ELECTRIC COMPANY, a California corporation

By: /s/ Peter S. Garris	By: /s/ James P. Avery
Name: Peter S. Garris	Name: James P. Avery
Title: Deputy Director	Title: Sr. Vice President – Electric
Date: 11/12/04	Date: 11/12/2004

Approved as to Legal Form

Schedule 1

ALLOCATED CONTRACTS

DWR Contract Allocation for SDG&E

Long-Term Contract	Contract Category
Morgan Stanley	Must-Take
Primary Power (expired)	Must-Take
Whitewater Cabazon	Must-Take
Whitewater Hill	Must-Take
Williams	Must-Take/Dispatchable
Calpeak (3 contracts) Border, El Cajon, and Escondido	Dispatchable
Sunrise	Dispatchable

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Schedule 2

REPRESENTATIVES AND CONTACTS

TERRY FARRELLY

SAN DIEGO GAS & ELECTRIC COMPANY

ELECTRIC & GAS PROCUREMENT VP

8315 CENTURY PARK CT CP21D

SAN DIEGO CA 92123

MIKE McCLENAHAN

SAN DIEGO GAS & ELECTRIC COMPANY

ELECTRIC PROCUREMENT MANAGER

8315 CENTURY PARK CT CP21D

SAN DIEGO CA 92123

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SDG&E EXHIBIT A

OPERATING PROTOCOLS

EXHIBIT A

OPERATING PROTOCOLS

Pursuant to Section 4.01 of this Agreement, on behalf of DWR as its limited agent, Utility shall perform the day-to-day scheduling and dispatch functions, including dayahead, hour-ahead and real-time trading, scheduling of transactions with all involved parties, making surplus energy sales and obtaining relevant information for these functions such as transmission availability and others, with respect to the Allocated Contracts set forth in Schedule 1 to the Agreement, all as more specifically provided below and in compliance with the provisions of each of the Contracts:

I.

Resource Commitment and Dispatch.  Utility agrees to use good faith efforts to dispatch Allocated Contracts, based on the principle of “least cost dispatch” to retail customers, consistent with the Contract Allocation Order and other Applicable Commission Orders. Utility shall undertake these least cost dispatch functions both of Allocated Contracts and its URG so as to minimize the cost of service to retail customers based on circumstances known or that reasonably could have been known by Utility at the time dispatch decisions are made.  DWR shall have no role in enforcement or review of Utility least cost dispatch under this Agreement and all issues of Utility compliance with least cost dispatch shall be within the sole review of the Commission.

A.

Annual, Quarterly and Weekly Load and Resource Assessment Studies. Utility shall provide to DWR copies of its annual and quarterly load and resource assessment studies.  Provided that Utility submits substantially the same information to the Commission, copies of the Commission submission will be simultaneously sent to DWR to satisfy requirements of this section.  In addition, Utility will provide a weekly commitment and dispatch plan for informational purposes to DWR in the same form that such plan is used internally.

B.  Scheduling Protocols.

1.

DWR is responsible for notifying the counter-party to each of the Allocated Contracts that scheduling under the Allocated Contracts will be performed by Utility before the first day that schedules are due to be submitted by Utility.  DWR is responsible for notifying Utility of any changes to the Allocated Contracts that it has negotiated, including changes to the scheduling terms.  DWR agrees to provide such notice as soon as possible following the negotiation of any changed provisions and in any case prior to the time that any changed provisions become effective.

2.

Utility agrees to schedule Contracts in accordance with their terms and in accordance with the requirements of the Control Area operator or operators with whom the Contract must be scheduled to provide for power delivery.

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II.

ISO Ancillary Service (AS) Market.  Among the Contracts are resources that are or may be qualified to be bid into the ISO’s Ancillary Services (“AS”) market or that Utility may use in its self-provision of AS.  Utility is authorized to develop protocols and procedures for the use of DWR resources for AS.  Utility shall, upon DWR’s request, provide to DWR such information concerning Utility’s intended use of DWR resources for AS as DWR may reasonably request for planning and revenue requirement purposes.

III.

Surplus Energy Sales and Energy Exchanges

A.

Over-generation.  If the ISO announces an over-generation situation Utility will back down resources in accordance with the ISO tariff and Good Utility Practice. In order to reduce the need for physical curtailment in overgeneration situations, DWR and Utility shall develop pay for curtailment protocols and procedures that will enable Utility to instruct a must-take resource not to deliver energy under specified conditions. The costs and charges associated with mitigation of an over-generation situation shall be allocated among the Parties on a pro-rata basis consistent with the surplus sales allocation principles set forth in Exhibit C.

B.

Energy Exchange Arrangements.  Existing non-DWR/CERS exchanges and those that might be transacted post-2002, will be considered URG exchanges. The accounting of energy necessary to support energy exchanges is addressed in Exhibit C.

C.

Surplus Energy Sales Arrangement.  Utility shall on a monthly basis prepare a sales plan addressing all surplus sales, including without limitation sales to manage over-generation, contemplated by the Utility for review by DWR. Such plan shall address sales of power from the combined portfolio of URG resources and Allocated Contracts, which will be administered by Utility on its own behalf and acting as DWR’s limited agent. As specified in Section 2.02 of the Agreement, Utility shall pursue surplus sales in a fashion reasonably designed to serve the overall best interests of retail electric customers based on information known or could have been known by Utility at the time.  Utility agrees to include sufficient details in the sales plans to allow DWR to satisfy its financial management and reporting requirements. To the extent there is surplus power uncommitted to a forward energy surplus sales transaction, Utility shall be required to bid such surplus energy in the day-ahead, hour-ahead or real-time market.  Utility shall arrange for transmission service to accommodate surplus sales to the extent that transmission service is available and cost effective.  The costs of transmission service, ISO charges and the costs of firm transmission rights associated with such surplus energy sales transactions shall be treated in accordance with the Settlement Principles for Remittances and Surplus Revenues attached hereto as Exhibit C.

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IV.

Outage Coordination and Determination of Resource Availability of Contracts. Utility shall communicate with the Scheduling Coordinator of each Contract to coordinate, approve, document and report planned Contract outages.  For those Contracts where resource availability affects capacity payments, Utility will use good faith efforts to verify supplier actual resource availability, and keep records of resource availability as reported by Supplier.  In addition, Utility shall document all outages (forced and planned) and notices of outages of DWR contract resources and provide such documents to DWR within five (5) business days after the end of each calendar month.

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SDG&E EXHIBIT B

FUEL MANAGEMENT PROTOCOLS

EXHIBIT B

FUEL MANAGEMENT PROTOCOLS

Certain of the Contracts listed on Schedule 1 of this Agreement provide DWR the option of either (i) letting the Supplier provide the necessary natural gas for its generating units at an index-based price or agreed upon fixed price or (ii) DWR procuring the gas supply and causing such supply to be delivered to the Supplier under a tolling arrangement (“Fuel Option”).  Certain of the Contracts with Fuel Option provide that DWR can decide on a monthly basis whether to procure the gas and others provide that the decision be made annually or semi-annually when DWR reviews the Supplier’s proposed fuel plan.

The purpose of this Exhibit B is to describe the relationship which will exist between DWR and Utility and the specific responsibilities of each as they all relate to managing the natural gas provisions of the Contracts which include Fuel Options.  Specifically, this Exhibit B will address responsibilities for the following activities: (i) determining types and lengths of gas contracts, (ii) nominating deliveries, (iii) contracting for gas transportation and storage, (iv) managing imbalances, (v) reviewing, authorizing and making payment of gas invoices and (vi) determining and implementing hedge strategies, as appropriate.

I.  Operating Relationship Between DWR and Utility

While DWR will retain legal and financial responsibility for gas and related services, Utility shall, as a limited agent acting for DWR, perform the administrative and operational activities, as further specified below, required to ensure adequate gas is supplied to Suppliers’ generating units, consistent with the tolling provisions included in the Contracts.  The intent of this relationship is to provide Utility sufficient flexibility and authority to execute normal day-to-day activities associated with managing the fuel provisions of tolling Contracts and procurement of natural gas and related services, as a limited agent acting on behalf of DWR without direct involvement by DWR but in a manner consistent with Utility Gas Supply Plans which have been reviewed and approved by DWR and the Commission.

II.  Fuel Activities

Consistent with the terms of the Contracts with Fuel Options, Utility shall have administrative and operational authority to act, as a limited agent, for fuel supply related activities, consistent with the following goals and guidelines whenever Utility has recommended, and DWR has reviewed and approved such recommendation that gas for a Contract with Fuel Option be caused to be supplied by Utility from a list of approved providers.

1.  Utility shall use reasonable commercial efforts to secure delivery of gas in a reliable manner and consistent with gas requirements for producing scheduled energy.

2.  Utility shall develop a portfolio of gas supply for the Contracts that contain Fuel Options and where Utility is to supply gas, acting as limited agent on behalf of DWR, consistent with the approved Utility Gas Supply Plans.  Such portfolio

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should be diversified in terms of price mechanism, period of performance, and gas suppliers.

3.  Utility shall develop a portfolio of supply, which is reasonably priced relative to the market and in accordance with an approved Utility Gas Supply Plan.

III.  Review of Supplier Fuel Plans

In accordance with the terms of each of the Contracts with Fuel Options, Utility, acting as a limited agent on behalf of DWR, shall review each fuel plan prepared and submitted by the Supplier, and forwarded to the Utility by DWR, and determine whether to recommend (i) approval of the Supplier Fuel Plan and authorization for the Supplier to provide gas to its generating unit(s), or (ii) procurement and management of gas supplies to the generating unit(s) by Utility.  Utility, acting as a limited agent on behalf of DWR, shall advise DWR and the Commission on a timely basis of its recommendation regarding responsibility for supplying natural gas.  DWR shall, on a timely basis, review Utility’s recommendation and either approve or identify requested changes.  Once approved, Utility shall advise the Supplier in accordance with the time requirements included in the appropriate Contract with Fuel Option.  In addition, for any Supplier Fuel Plans which have been implemented and are operative as of the Effective Date, and where DWR has previously elected to be responsible for gas supply, Utility may advise DWR that it would rather have Supplier provide the gas as of the Effective Date.  DWR shall coordinate with Utility and Supplier to revise such Supplier Fuel Plans, to the extent possible, prior to the Effective Date.

IV.  Fuel Procurement Strategies

Under the Contracts with Fuel Option, upon Utility’s recommendation, and DWR’s review and approval of such recommendation, Utility will be responsible for procuring the natural gas fuel from a list of approved gas providers. Utility shall, acting as the limited agent of DWR, have administrative and operational responsibility for determining its gas procurement strategies, including but not limited to (i) types of contracts, (ii) length of contracts, (iii) pricing terms, (iv) use of storage, (v) types of gas transportation, (vi) delivery point(s), (vii) whether and how to obtain gas price forecasts, (viii) if and what risk management tools are to be used, and (ix) how to maintain current market intelligence.

Utility shall consolidate these strategies and submit them to DWR and the Commission as a “Utility Gas Supply Plan” by April 17, 2003 and, thereafter on a semi-annual basis during the Term.  Utility may also provide a copy of such Gas Supply Plan to DWR in advance of the filing with the Commission so as to be able to indicate DWR’s approval of such plan.  Utility shall indicate in its Advice letter filing to the Commission whether DWR has approved such plan as appropriate. DWR shall also formally notify the Commission when it has approved such plan.

DWR and the Commission will review and approve the Utility Gas Supply Plans.  In the event of conflicting guidance between the Commission and DWR regarding

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various aspects of the Gas Supply Plan they respectively approve or reject, where DWR only approves a subset of what the Commission approves, then Utility shall operate within the sphere of DWR’s approval.  If, however, the Commission explicitly rejects portions of the Gas Supply Plan that DWR would authorize, then Utility must operate within the limitations of the Commission’s decision.  After a reasonable period of time operating within the framework of the Gas Supply Plans and the Commission’s and DWR’s respective approval and/or rejection of various pieces of the Gas Supply Plan, the Parties agree to meet and confer to determine whether the approval process may need to be revised in some manner, and Utility shall submit to Commission any such proposed revisions. Once approved, Utility may act within such Utility Gas Supply Plan without further DWR involvement, except as provided below.

V.  Gas Purchasing

Utility and DWR shall jointly determine a list of approved gas providers who can be used to supply gas under the Contracts with Fuel Options.  Master agreements intended to cover normal day-to-day volumes will then be executed with such approved providers.  While DWR will be the executing party under all DWR gas contracts, such agreements shall specifically authorize Utility to act for and on behalf of DWR, as a limited agent, in negotiating specific prices, quantities and delivery periods for specific purchases under such master agreements; provided however, on the earliest practicable date after the execution of this Agreement, DWR agrees to provide to Utility in writing and in advance of such negotiations any limits, including without limitation any terms, that may be required by DWR.  If Utility determines it would be beneficial to enter into any DWR gas contract which exceeds 3 months or have a total value exceeding $10 million, it shall negotiate such agreement(s) and submit them to DWR for advance approval and execution.

VI.  Gas Transportation

Utility shall have responsibility for recommending to DWR which pipelines should transport gas if Utility, acting as limited agent on behalf of DWR is to supply gas under a Contract with Fuel Option.  Following approval of or revision of Utility Gas Supply Plan, Utility shall negotiate firm and/or interruptible agreements with such pipelines, consistent with the Utility Gas Supply Plan and submit them to DWR for execution.  While DWR will be the executing party, such agreements with pipelines shall specifically authorize Utility to act for and on behalf of DWR in nominating gas deliveries, making imbalance trades and managing gas volumes transported under such agreements; provided, however, on the earliest practicable date after the execution of this Agreement, DWR agrees to provide to Utility in writing and in advance of such negotiations any limits, including without limitation any terms, that may be required by DWR.

VII.  Gas Scheduling

If permitted under the Allocated Contracts, the Utility shall have full administrative and operational responsibility for scheduling gas deliveries, whether to a specific generating plant or to storage for all gas contracts entered into by DWR or by Utility

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on DWR’s behalf pursuant to this Exhibit B.  This function includes use of interstate and intrastate gas pipeline provider websites, confirming via telephone, and all other activities required to move gas from the designated delivery point, as determined by the Utility, to its destination, as determined by the Utility.

VIII.  Storage Capacity, Injections and Withdrawals

Utility shall have responsibility for devising plans for gas storage, if Utility, acting as limited agent on behalf of DWR, is to supply gas under Contracts with Fuel Option from a list of approved providers.  Following approval of the Utility Gas Supply Plans, Utility shall negotiate firm and/or interruptible agreements with such storage service providers and submit them to DWR for execution.  While DWR will be the executing party with DWR remaining the principal under such contracts, such agreements with storage service providers shall specifically authorize Utility to act for and on behalf of DWR in nominating gas injections and withdrawals under such agreements; provided, however, on the earliest practicable date after the execution of this Agreement, DWR agrees to provide to Utility in writing and in advance of such negotiations any limits, including without limitation any terms, that may be required by DWR.

IX.  Managing Gas Delivery/Usage Imbalances

For gas that it purchases and transports on behalf of DWR, Utility shall have full administrative and operational responsibility for monitoring and managing the daily status of gas usage vs. gas deliveries (i.e. gas imbalances).  In addition, to the extent that gas transportation providers issue operational flow orders or require adjustments in scheduled gas deliveries due to system constraints, Utility, acting as limited agent on behalf of DWR, shall be responsible for compliance with such orders.  Utility shall also be responsible for any penalties imposed by gas transportation providers for imbalances caused by Utility, due to its failure to exercise prudent gas management practices.

X.  Invoice Review, Approval and Payment

For natural gas, pipeline transportation and storage services it purchases in accordance with this Exhibit B, Utility, acting as limited agent on behalf of DWR, shall have responsibility for receiving invoices from gas, transportation and storage suppliers, reviewing them for accuracy, approving/rejecting invoices for payment and forwarding to DWR for payment; provided, however, on the earliest practicable date after the execution of this Agreement, DWR agrees to cause Utility to be authorized to receive such information from Suppliers.  Utility shall provide DWR sufficient documentation to verify payment of the invoices.

XI.  Forecasting

Utility shall be responsible for all gas price, demand and supply forecasts which Utility believes are consistent with any accepted gas supply responsibilities.

XII.  Risk Management

Utility shall develop and include in its Gas Supply Plans, plans for the hedging of DWR Fuel Supply costs.  Final decisions relating to the use or non-use of financial

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tools such as futures, options and swaps to hedge future gas price exposure on any gas volumes not hedged by Utility under the Utility Gas Supply Plans shall be made and implemented by DWR.  Any such contracts executed by DWR on a “portfolio basis” should be utility-specific.

XIII.  Market Intelligence

Any and all efforts to obtain, analyze and utilize market intelligence for decision-making purposes shall be the responsibility of Utility.

XIV.  Payment of Gas Costs

For natural gas, pipeline transportation, financial hedges and storage services that are purchased and provided by a Supplier under an approved Fuel Supply Plan, DWR shall pay such gas related costs as part of the invoice for commodity, product, or services submitted by the Supplier.  For natural gas, pipeline transportation and storage services provided under DWR contracts and administered by Utility on behalf of DWR, DWR shall pay invoices after they have been reviewed and approved for payment by Utility.

XV.  Allocation of Existing DWR Gas Contracts

DWR has entered into gas supply, transportation and storage contracts as provided in Attachment 1 to this Exhibit B that have expiration dates after the Effective Date of this Agreement.  The administrative and operational control of the contracts listed on Attachment 1 to this Exhibit B will become the responsibility of Utility.  This shall include (i) scheduling gas transportation, (ii) confirming gas deliveries, (iii) nominating gas withdrawals from and injections into storage, if applicable, (iv) and reviewing and approving invoices for payment.  When approved, invoices shall be transmitted to DWR for payment within 10 days of receipt of invoice from the gas supplier, gas storage or gas transportation provider.

XVI.  Pre-existing Financial Hedge Instruments

If DWR has entered into any financial hedge transactions that will remain operable after the Effective Date of this Agreement, DWR shall retain full administrative and operational control over such transactions.

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EXHIBIT B

Attachment 1

Existing DWR Gas Purchase, Storage and Transportation Contracts

San Diego Gas & Electric Company

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SDG&E EXHIBIT C

SETTLEMENT PRINCIPLES

FOR REMITTANCES AND

SURPLUS REVENUES

EXHIBIT C

SETTLEMENT PRINCIPLES FOR REMITTANCES AND SURPLUS REVENUES

This Exhibit C outlines the principles by which Utility will calculate revenues associated with surplus energy sales and DWR energy delivered to retail customers.    This Exhibit C also addresses the information that Utility will provide to DWR to support DWR payment of Contract invoices, and invoices from natural gas supplier(s) for fuel provided to service DWR Contracts where tolling options have been implemented.

This Exhibit C works in conjunction with the applicable Servicing Arrangement with Utility for purposes of determining the remittance amounts by Utility, which will serve as DWR’s billing and collection agent.

In accordance with the Contract Allocation Order2, this Exhibit C provides that:

Revenues will be allocated for both surplus sales and retail customer deliveries

Revenues will be allocated pro rata, based on dispatched quantities of energy

The principle of balancing least cost economic dispatch while maintaining reliability is reinforced through these revenue allocation protocols.

Surplus sales quantities will be calculated as the difference between Utility’s Energy Delivery Obligations (EDO) and the combination of energy from URG and energy dispatched from Contracts.

Where Utility’s Energy Delivery Obligations is defined as: (1) Utility’s retail load which includes distribution losses, (2) all pumping load, (3) all energy exchange transactions between Utility and counter parties, (4) wholesale obligations existing as of January 1, 2003, and (5) transmission losses.

The principles herein, together with the applicable methods and calculations contained in the Servicing Arrangement, form a substantive component of the accounting protocols required to implement the Contract Allocation Order. This Exhibit should also be read in conjunction with Exhibit F (“Data Requirements”).

2 Contract Allocation Order is CPUC Decision (D.) 02-09-053.

Utility Remittance to DWR

Utility shall remit to DWR an Energy Payment for the delivery of Contract energy to Utility retail customers and a separate payment for DWR’s share of Surplus Energy Sales Revenues. The principles for the remittances to DWR of Surplus Energy Sales Revenue and Energy Payment are contained in Sections A and B of this Exhibit C, respectively.  The details for determination of the remittances to DWR by Utility are contained in the Servicing Arrangement between the Utility and DWR.

A. Utility Remittance to DWR of Revenue from Surplus Energy Sales

Surplus Energy and Revenues

Surplus energy exists when dispatched supply from Utility portfolio and DWR Contracts exceeds Utility’s Energy Delivery Obligations.  When such a condition exists, the revenues from the sale of surplus energy shall be shared between Utility and DWR. Surplus sale revenues can occur either through a forward market sale or a delivery of the excess energy into the ISO real time market.  In addition to the sharing of surplus energy revenues, the quantity of any surplus energy shall likewise be shared between Utility and DWR, and used in the determination of the Hourly Percentage Factor described in Section I(B).

Surplus energy sales revenues shall be placed by Utility into a separate account (Surplus Sales Fund) to be held in trust and shall be disbursed by Utility to DWR in accordance with the pro-rata allocation principles in Exhibit C and consistent with the provisions of Attachment J of the Servicing Arrangement.  For surplus energy sales to third parties, Utility shall apply reasonable credit risk management criteria that is consistent with industry accepted credit standards.

Surplus Energy Quantity

The Surplus Energy quantity shall be determined by subtracting Utility’s Energy Delivery Obligations from the sum of dispatched URG energy and dispatched DWR Supply.  URG energy shall include dispatched energy from URG, new Utility contracts and Utility market purchases plus adjustments for Ancillary Services and ISO Instructed Energy as described under “Definitions and Adjustments.”  DWR Supply shall include dispatched energy from DWR must take and dispatchable contracts net of adjustments described below.

DWR Surplus Energy quantity shall be the product of Surplus Energy quantity multiplied by the DWR Surplus Energy Percentage.  Utility Surplus Energy quantity shall be the remaining portion of Surplus Energy.  Both Utility and DWR Surplus Energy quantities shall be applied to the respective Party’s energy supply quantities for determination of the Hourly Percentage Factor described in Section (B).

Surplus Energy Sales Revenues

Surplus Energy Sales Revenues shall be shared between Utility and DWR in the same manner as Surplus Energy.

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Forward Market Sale

DWR share of revenues from a forward market sale of surplus energy shall be the product of the net revenue multiplied by the DWR Surplus Energy Percentage.  Utility share of these revenues shall be net revenue less DWR share of net revenues.    Revenues from a forward market sale shall not be distributed to the Parties until after Utility receives the revenues from the sales and pays sale-related charges.  Shared revenues from forward market sales shall be net of transmission costs and broker fees.

ISO Real Time Market Sales

Revenues from delivery of surplus energy to the ISO real time market shall be determined from the product of positive load or supply deviation multiplied by the ISO real time market price.  These revenues will be netted against any ISO charges related to the load deviation, including a negative ISO price.  Load deviation is determined by subtracting the Utility metered load from the Final Hour Ahead Load Schedule, however only positive quantities, where schedule exceeds meter, reflect surplus conditions for revenue sharing.  Supply deviation is determined by subtracting the Final Hour Ahead Supply Schedule (adjusted by real time instructions) from metered supply, however, only positive quantities, where meter exceeds the adjusted schedule, reflect surplus conditions for revenue sharing.

DWR share of revenues from delivery of surplus energy to ISO real time market shall be the product of the net revenues multiplied by the DWR Surplus Energy Percentage. Utility share of these net revenues shall be the net revenue less DWR share of net revenues.  Revenues from delivery of surplus energy to the ISO real-time market shall not be distributed to the Parties until after the Utility received payment for final monthly invoice from the ISO for the month in which the surplus energy was delivered.

Over-generation Periods

During periods of over-generation condition as announced by the ISO, surplus sales may be made at very low, zero or even negative prices.  In such conditions, the surplus sale revenue calculations as described above still hold.  However it is recognized that the sales may result in little or no revenue.  Sales could even be done at a cost to the seller.  That seller could be Utility or the ISO selling in an “out-of-market” condition.  During these conditions, ISO-related charges assigned to Utility for such sales (e.g. - ISO selling out-of-market) are included in the surplus sales revenue as a cost.  During overgeneration conditions there may be no market in which to sell surplus energy.  In that event, or in expectation of that event, Utility shall declare that no valid market exists for surplus energy and shall begin curtailing must-take resources in accordance with Utility’s procedures for mitigating over-generation conditions.  Such mitigation measures shall be consistent with good utility practice, specifically hydroelectric facilities at spill or nearspill conditions and nuclear facilities scheduled by Utility are the last resources to be reduced in power output.

Over-generation for purposes of this Exhibit C is defined as the condition in which total supply exceeds total loads in the ISO control area.

Revenues or costs from delivery of surplus energy to the ISO real time market under an over-generation condition shall not be distributed to the Parties until after Utility receives

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payment for final monthly invoice from the ISO for the month in which the surplus energy was delivered.

Calculation of Surplus Energy Percentage

DWR Surplus Energy Percentage shall be equal to the pro rata share of DWR Supply to the sum of Utility Supply and DWR Supply, expressed as follows:

DWR Surplus Energy Percentage = DWR Supply / (Utility Supply + DWR Supply)

Where:

DWR Supply is total energy dispatched from DWR Contracts with adjustments for transmission losses.  Ancillary Services and ISO Instructed Energy transactions described below.

Utility Supply is total energy dispatched from URG, new Utility contracts and Utility market purchases with adjustments for transmission losses, existing wholesale obligations, Ancillary Services and ISO Instructed Energy, exchange transactions, all pumping loads, and ISO Uninstructed Energy as described below.

B.

Definitions and Adjustments

Certain energy and capacity transactions, which may be conducted by Utility in its normal course of business, may affect the Utility and DWR Supply quantities used in pro rata calculations.

Exchanges are transactions where energy is delivered to a third party in one period and a similar, but not necessarily equal, amount of energy is returned by third party in a different period.  For the purposes of pro rata share calculation, exchanges use energy from the Utility’s URG.

Forward Sales are transactions where energy is sold in a forward market to balance supply with demand.  In general, for the purposes of remittance determination, forward sales are made using energy from the joint Utility/DWR portfolio.

Ancillary Services are transactions where capacity from certain qualifying resources is sold to ISO for ancillary services rather than being used as energy to serve retail load.    Resources from both Utility portfolio and DWR Contracts may qualify for use as ancillary services.  Since the capacity used for ancillary services does not serve retail energy load, ancillary service capacity is not considered as a joint Utility/DWR portfolio transaction for the purpose of remittance determination.  If Utility or DWR Contract resource capacity is used for ancillary services, the capacity quantity will not be included in the supply quantity of the owning party for the purpose of pro rata share calculations, and owning party will retain all the revenues from the ancillary services as well as all associated transaction costs and ISO charges.

ISO Instructed Energy is a transaction where certain qualifying resources are able to sell energy from unused capacity to the ISO in the real time market.  The

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energy delivered from these resources is directed by the ISO in real time to balance supply and load imbalances on the grid.  Either Utility portfolio or DWR Contracts may contain resources that have ability to provide instructed energy to ISO.  Since instructed energy is resource specific and does not directly serve the retail load of any utility, instructed energy is not considered as a joint Utility/DWR portfolio transaction for the purpose of remittance determination.  If Utility or DWR Contract resources are dispatched as instructed energy, the energy quantity will not be included in the supply quantity of the owning party for the purpose of pro rata share calculations, and owning party will retain all the revenues from the instructed energy as well as all associated transaction costs and ISO charges.

ISO Uninstructed Energy is a transaction where energy is delivered or received from the ISO grid in the real time based on the actual consumption of retail load and actual deliveries of supply resources.

Uninstructed Retail Load Deviations

Uninstructed retail Load Deviations are the difference between scheduled load and metered load.  If retail load deviations are positive (schedule exceeds meter), it is considered that any excess supply (less any positive uninstructed supply deviation) was dispatched from the joint Utility/DWR portfolio in excess of quantity needed to serve retail load, and that the ISO credit for the excess supply should be shared pro rata as described above.  If retail load deviations are negative (meter exceed schedule), to the extent deviations are not compensated by a positive uninstructed supply deviation, it is considered that Utility had to procure additional supply from ISO real time market.  The negative load deviation quantity procured from ISO real time market is considered a Utility market purchase and the quantity will be included in Utility Supply for pro rata share calculation purposes.

Uninstructed Supply Deviations

Uninstructed Supply Deviations are the difference between scheduled supply and metered supply plus an ISO allocation for transmission losses.  If Utility’s net supply deviations3 are positive (meter exceeds schedule), to the extent not needed to compensate a negative uninstructed retail load deviation, it is considered that excess supply was a Utility market sale and will not be included in Utility Supply for pro rate calculation purposes.  If Utility’s net supply deviations are negative (schedule exceeds meter), to the extent not balanced by a positive uninstructed retail load deviation, it is considered that Utility had to procure additional supply from the ISO real time market.  The negative supply deviation quantity procured from the ISO real time market is considered a Utility market purchase and the quantity  will be included in Utility Supply for pro rata share calculation purposes.

3 Net positive and negative deviations of all supply resources.

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C.

Utility Remittance to DWR for Sales of DWR Energy to Utility Retail Customers – Energy Payment

Utility shall remit to DWR its Energy Payments according to the terms of each Utility’s respective Servicing Arrangement.

The DWR Energy Payment is billed by each utility to customers in accordance with the terms of each applicable Utility Servicing Arrangement.  The DWR Energy Payment is billed kWhs served by Net DWR Supply at the applicable CPUC approved DWR rate. Net DWR Supply is total DWR Supply less DWR share of surplus energy.  The DWR Energy Payment is allocated based on the percentage of energy supplied by DWR to Utility, which is the “Hourly Percentage Factor” multiplied by the retail load of each customer.  The Hourly Percentage Factor is determined by calculating the percentage of net energy supplied by DWR to Utility to serve retail load, as expressed below:

Hourly Percentage Factor = Net DWR Supply / (Net Utility Supply + Net DWR Supply)

Where:

Net DWR Supply is DWR Supply quantity used for the determination of DWR Surplus Energy Percentage less DWR share of surplus energy quantity, which is determined by the product of surplus energy multiplied by DWR Surplus Energy Percentage.

Net Utility Supply is Utility Supply quantity used for the determination of DWR Surplus Energy Percentage less Utility share of surplus energy quantity, which is total surplus energy less the DWR share of surplus energy quantity.

In the Event of any conflict between the formulas and procedures in this Exhibit C and the formulas and procedures in Utility’s Servicing Arrangement, those contained in Utility’s Servicing Arrangement shall govern.

II.

Bilateral Settlement

Under the Contract Allocation Order DWR remains financially obligated for the Contracts. DWR will continue to pay suppliers and this requires DWR to apply appropriate procedures and controls to ensure that payments are made accurately and in a timely manner. Information supporting Contract settlements will be provided by Utility, and additional information may also be required to address contract performance issues (such as availability and other items as discussed in Exhibit E) and to allow DWR to settle disputes in an appropriate manner.

DWR requires sufficient information to support payment requests so that it can meet the accountability requirements of the State Controller’s Office and the State Auditor, and simultaneously comply with the applicable statutes concerning disbursement of public monies. The Utility shall reconcile schedules with suppliers invoice.  DWR shall make the associated payments to suppliers after performing its verification, and Utility will provide the data as required in Exhibit F to allow it to perform these duties in a timely manner as set forth herein.

DWR shall continue to perform validation of settlement data and invoices and pay Contract costs directly to the suppliers upon validation of invoices.

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III.

Fuel Cost Verification and Settlement

Exhibit B provides a detailed discussion concerning Utility’s responsibility for fuel management. DWR will continue to pay fuel suppliers and others involved in providing fuel management services for the delivery of fuel for those DWR Contracts where the Fuel Option has been elected.    Consistent with the above, Utility will perform settlements activities to reconcile quantities and associated charges, and DWR will perform verification, audit and monitoring to support its disbursement of funds.  Utility will comply with the requirements contained in Exhibit F to provide DWR with the necessary information to apply appropriate procedures and controls to ensure that fuel payments and payments for fuel management services are made accurately and in a timely manner and to allow DWR to settle disputes in an appropriate manner.

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SDG&E EXHIBIT D

ISO SCHEDULING COORDINATOR CHARGES

EXHIBIT D

ISO SCHEDULING COORDINATOR CHARGES

The financial obligation for ISO charges incurred after the Effective Date will be allocated to the Utility, unless otherwise extended under the existing letter agreement with DWR related to the ISO charges and any future Applicable Commission Orders. Unless specifically provided in Exhibit C hereto, all ISO charges incurred after the Effective Date attributable to load and resources shall be the responsibility of Utility.

Utility agrees that any refunds, reruns or credits through the ISO attributable to costs incurred by DWR for trade dates beginning February 7, 2001  up to the Effective Date shall belong to DWR and Utility shall take all necessary action to remit such refunds or credits to DWR within reasonable time.  In addition, DWR shall be responsible for any ISO charges incurred during this period pursuant to the existing letter agreement between the Parties.  Utility shall invoice DWR for such ISO charges within a reasonable period of time and DWR shall pay Utility for such ISO charges within 10 days of receipt of such invoice.  Without making any assurances as to Commission action, DWR agrees to take appropriate action to ensure that such refunds or credits are applied consistent with DWR’s Revenue Requirement cost allocation method for the same trade dates.

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SDG&E EXHIBIT E

CONTRACT MANAGEMENT AND

ADMINISTRATION PROTOCOLS

EXHIBIT E

CONTRACT MANAGEMENT AND ADMINISTRATION PROTOCOLS

DWR will retain all contract management, administration and monitoring responsibilities for the Contracts, including due diligence, performance testing, contract performance assessment, formal correspondence and notifications with Suppliers, exercise of contract options, contract interpretation and dispute resolution, and financial reporting.  Upon development by Utility and DWR in the future to a transition plan that transfers the Due Diligence and Performance Test Monitoring functions set forth in this Exhibit E from DWR to the Utility, , including a transition schedule, and a transition plan , Utility agrees to submit such transition plan to the  Commission as an amendment to this Exhibit E for approval by the Commission. Upon agreement of the Parties to an acceptable transition plan and the Commission approval of Utility submitted transition plan, the agreed upon functions will transfer from DWR to the Utility (“the Transition Date”).

I.  Due-Diligence

The Due Diligence function assesses the progress of permitting, construction and performance capability of new generating facilities under to the Contracts.  Due Diligence includes (i) monitoring activities associated with the development, construction, and performance of new generating facilities; (ii) identification and tracking of key projects milestones including permitting, equipment procurement, construction, commissioning, and performance testing; (iii) coordination with permitting agencies and the Suppliers, review of project documents, physical inspections, and witnessing of acceptance tests, (iv) verification that the new facilities can perform in a manner that is consistent with the obligations under the appropriate Contract and (v) review and approval of commercial operation dates and documentation.

II.

Performance Test Monitoring

A. Annual Performance Tests

Annual Performance Tests verify ongoing compliance with the Contracts and establish plants capacities and efficiencies that are used to calculate contract payments, either for capacity or energy.  Annual Performance Test responsibilities generally consist of (i) verification of testing procedures, (ii) witness of performance tests, (iii) review of test results and test reports for compliance with Contract terms and conditions, and (iv) identification of contract non-compliance for dispute resolution with the Supplier.  Prior to the Transition Date, the Utility will cooperate and assist DWR with scheduling of upcoming Annual Performance Tests, and the Utility may have its staff witness such testing.

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B. Scheduled Performance Tests

Prior to the Transition Date, on occasion, DWR may request that Utility schedule a peaking or dispatchable generating facility for testing (to assure that such generation facility is available according to the terms of the contract between such generation facility and DWR). The utility will cooperate and shall coordinate with the DWR on a mutually acceptable date for performance of the test.  On the date agreed upon, the Utility shall schedule the specified facility or unit for operation to test the availability, reliability, and performance of the scheduled unit.

C. Test Procedures and Protocols

Prior to January 1, 2003, Utility shall meet with DWR staff to review, discuss, and verify test procedures and protocols developed by DWR.

III.

Contract Performance Assessments

DWR shall continue to perform an after-the-fact review (“Performance Assessment”) of each Contract on a periodic basis.  The purpose of the Performance Assessment is to assess, analyze, and document the overall performance of each Supplier, assure that the Supplier is satisfying the terms and conditions of their respective contract(s), and identify potential issues, disputes, and other matters that may require corrective action by either Utility or DWR as part of contract administration.

IV.

Other Administrative Matters

A. Correspondence with Suppliers

Utility and DWR agree to copy each other on all written correspondence and written notifications sent to or received from a Supplier of an Allocated Contract or Interim Contract related to the activities described in this Exhibit E. The Parties agree to provide additional information as requested related to verification and support of the activities described in this Exhibit E.

B. Reports

Results of the activities described in this Exhibit E will be documented by DWR in written reports (“Reports”) and shall be discussed periodically between DWR and the Utility.  Such Reports may include, but are not limited to, summary of test results, status of projects, recommendations for operational changes, procedural changes, dispute resolution, and results of Performance Assessments. Such Reports, documentation, or other material developed by either Party shall be shared and reviewed with the other Party on a timely basis.

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SDG&E EXHIBIT F

DWR DATA REQUIREMENTS FROM UTILITY

EXHIBIT F

DWR DATA REQUIREMENTS FROM UTILITY

To effectively fulfill its legal and financial responsibilities, DWR requires access to standard and reliable information on a timely basis.

Post transition, DWR remains statutorily and contractually obligated to collect, account for, and remit funds for the power it provides to the IOU’s retail customers.  More specifically, post transition, DWR must have readily available access to information that is currently available in-house due to DWR’s operational responsibilities.  The primary source of this information post transition will be the three utilities.

The information being requested is required to:

•   Verify, audit, monitor and authorize payment for bilateral invoices for allocated

DWR contracts;

•   Manage disputes between DWR and the bilateral counter parties; •   Verify, audit, monitor and authorize payment for fuel procured by the utilities relating to DWR allocated contracts;

•   Verify, audit, monitor, collect and IOU remittances relating to repayment of

Energy Supplied and Bond Funds;

•   Forecast, manage and monitor DWR monetary requirements and associated accounts;

•   Ongoing reporting responsibilities under AB1X, the rate agreement and bond indenture;

•   Audit and monitor long-term contract performance and associated risks prior to contract assignment or novation.

The table below contains a brief description of the information to be provided by Utility, the frequency for which Utility shall provide such information to DWR, and the effective date for when Utility shall provide such information to DWR.

The following table outlines DWR data requirements relating to general contract/trade information:

Contract/Trade
Requirement	Description	Freq	Effective	Delivery Method
Surplus Energy	Monthly utility’s surplus energy sales plan updated	Monthly	1/1/2003	Email/Fax -
Sales Plan	weekly. Sales plan will outline all surplus sales	plan,		Standard Form TBD
	contemplated by the utility, including but not limited to	updated
	balance of month, weekly balance of week and other	weekly
short-term sales.
Surplus Energy	Contract/Deal information relating to the forward sale	When	All surplus	Email/Fax -
Sales	of DWR surplus energy. This would include but is not	executed	forward	Standard Form TBD
	limited to Counterparty, Term (Start/End Date), Hourly		sales
	Contract Volumes, Hourly Price, Location, any fee		entered into
	information, etc.		after
1/1/2003

The following table outlines DWR data requirements relating to long-term contract schedule information and associated bilateral invoices:

Schedule/Bilateral Invoice
Requirement	Description	Freq	Effective	Delivery Method
Final Schedule	For all long-term contracts allocated to the utilities and	T+1 (Daily)	1/2/2003	Secure Electronic -
Volumes, Long	any surplus energy sales, the detailed hourly final			Format TBD
Term Contracts	schedule volumes and pricing information by contract
by counterparty, by day.

Final schedule volumes are defined as the final volume
for the hour at the completion of the real-time market.
These volumes represent the hour ahead scheduled
volumes adjusted to include any real-time market
adjustments by the ISO. Absent any real time
adjustments, this data will be the same as Final Hour
Ahead Schedule.

File should include, but is not limited to; Utility
identifier, file type identifier (i.e. final, HA), SC
identifier, counterparty identifier, contract identifier,
schedule type identifier (i.e. sale), delivery location,
date, volume scheduled by hour, price per hour.

Hour Ahead	For all long-term contracts allocated to the utilities and	T+1 (Daily)	1/2/2003	Secure Electronic
Schedule Volumes,	any surplus energy sales, the detailed hour ahead final			Format TBD
Long Term	schedule volumes and pricing information by contract,
Contracts	by counterparty, by day.

Format and data elements of the file provided should be
identical to what was specified above in Final Schedule
volumes.

(Note: This cannot be the ISO Hour Ahead Final
Schedule template as this file does not provide
transactional level details but consolidates/collapses
information based on certain ISO rules.)

Reconciled	Monthly invoice and supporting documentation for	Monthly -	Feb 03	TBD
Monthly bilateral	bilateral contracts relating to DWR long-term contracts,	5 business
invoices	reviewed and approved by utility for payment by DWR	days prior
	to the counterparty.	to payment
due date

In the event of a bilateral invoice dispute with the counterparty, DWR may also request from the utility the additional schedule information.  This information would be in the same format as outlined in the table above.  As mentioned above, DWR is requesting transactional level information and not the associated ISO template files due to the consolidation/collapsing of schedules with the template files.  Schedule information required would include:

•   Hour Ahead Preferred Schedule Volumes

•   Day Ahead Final Schedule Volumes

•   Day Ahead Adjusted Schedule Volumes

•   Day Ahead Revised Preferred Schedule Volumes

•  Day Ahead Preferred Schedule Volumes

The following table outlines DWR data requirements relating to the verification of fuel costs.  It assumes DWR will retain legal and financial responsibility for gas and related services while the utility will perform administrative and operational responsibilities as outlined in Exhibit B.

Fuel Costs
Requirement	Description	Freq	Effective	Delivery Method
Generator fuel plan	Proposal and supporting analysis on whether or	Based on	Jan-03	TBD
proposal	not to accept or reject of generator fuel plan.	individual
contracts
Utility Fuel	Utility will provide a bi-annual fuel	Bi-Annual	Jan-03	TBD
Procurement Plan	procurement plan for utility supplied fuel.
Tolling agreement	Monthly report on each DWR tolling agreement	Monthly	Feb-03	Electronic Format
Settlement Report	that includes but is not limited to: tolling			TBD
contract identifier, who provided the gas
(generator/utility) and daily quantity of gas
supplied.
Reconciled	Suppliers monthly invoice and supporting	Monthly -	Feb-03	Electronic -
Monthly Gas	documentation for fuel procurement relating to	5-business		Format TBD
Invoice	DWR tolling agreements, reviewed and	days prior
	approved by Utility for payment by DWR to the	to payment
	supplier.	due date
Gas Transportation	Details relating to the Utility negotiated firm	When	All contracts	E-mail/Fax
Contract	and/or interruptible transportation agreements	executed	effective	Standard Form
Information	for DWR review and authorization.		after	TBD
1/1/2003
Gas Storage	Details relating to the Utility/negotiated firm	When	All contracts	E-mail/Fax
Contract	and/or interruptible storage agreements for	executed	effective	Standard Form
Information	DWR review and authorization.		after 1/1/03	TBD
Reconciled	Suppliers monthly invoice and supporting	Monthly -	Feb-03	Electronic -
Monthly gas	documentation for natural gas transportation	5-business		Format TBD
transportation	costs relating to DWR tolling agreements,	days prior
invoices	reviewed and approved by utility for payment	to payment
	by DWR to the supplier.	due date
Reconciled	Supplier’s monthly invoice and supporting	Monthly -	Feb-03	Electronic -
Monthly gas	documentation for storage relating to DWR	5-business		Format TBD
storage invoices	tolling agreements, reviewed and approved by	days prior
	utility for payment by DWR to the supplier.	to payment
due date

The following table outlines additional DWR data relating to utility revenue remittance:

Utility Revenue Remittance
Requirement	Description	Freq	Effective	Delivery Method
Utility ISO	The complete Utility preliminary settlement	T + 38	Ongoing	Secure
Preliminary	statement and supporting files in original Utility	business		Electronic-ISO
Settlement	template format. This information also required	days		Template Direct
Statement and	for remittance calculation purposes.			from ISO
Supporting Files
Utility Final	The complete Utility final settlement statement	T + 45	Ongoing	Secure
Settlement	and supporting files in the Utility original	business		Electronic-ISO
Statement and	template format. This information also required	days		Template Direct
Supporting Files	for remittance calculation purposes.			from ISO
Scheduled Retail	Utilities scheduled or forecasted retail load	T + 1	1/1/2003	TBD
Load by hour	information by hour, by day.
Hourly aggregate	Utilities total hourly scheduled volumes for the	T+1	1/2/2003	TBD
final schedule of	entire Utilities portfolio. This is an aggregate	(Daily)
Utility’s resource	total for the day, by hour and represents the
portfolio	total volume supplied by the utility.
Hourly Distribution	Utility DLF % by hour	When	1/1/2003	TBD
Loss Factor		changes
required
Estimated DWR	Utility estimated remittance percentage.	When	1/1/2003	TBD
remittance %		changes
required
Energy Sales billed	Daily kWh billed by Utility to end users	Daily	Ongoing	Standard DWR
(kWh)*				Form/File (TBD)
DWR Power	Daily DWR kWh billed by Utility to end users	Daily	Ongoing	Standard DWR
Charge volumes*				Form/File (TBD)
DWR Power	Daily dollar amount of DWR Power Charge	Daily	Ongoing	Standard DWR
Charge billed to	being billed to customer including identification			Form/File
Customer*	of dates billed.			(TBD)
DWR Power	Daily dollar amount being remitted by Utility to	Daily	Ongoing	Standard DWR
Charge Remitted to	DWR for the DWR Power Charge collected			Form/File
DWR*	from customers including identification of dates			(TBD)
billed.

*Note that this data is simply the supporting information that should be provided together with the daily remittance of customer revenues.

As various Commission proceedings are finalized DWR will also require specific data related to Bond Charge remittances and to Direct Access exit fees.  The specific nature and format of this data will be agreed with between the utilities and DWR.

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The following table outlines DWR data requirements relating to resource information:

Resource Information
Requirement	Description	Freq	Effective	Delivery Method
Load and Resource	Copies of Utilities annual and quarter load and	Annually	Jan-03	TBD
Assessment Studies	resource assessment studies as provided to the	and
	PUC.	quarterly

Update Description	Updated description of resources as set out in	Annually or	Jan 1, 04	TBD
of Resources	Exhibit A. Utilities will also provide timely	when
	updates on significant resource changes as	significant
	outline in Exhibit A.	changes
Unit Commitment	As provided to the PUC.	Weekly	Jan-03	TBD
Studies
DWR Non-	Report of Resources that were economic to run,	Weekly	1/1/2003	TBD
Dispatched	but were not dispatched.
Resources Report
DWR Resource	Utility notification to DWR for resources	As outlined	1/1/2003	Standard DWR
Unavailability	within an allocated contracts becoming	in operating		Form -
Form	unavailable, or scheduled to become	agreement		Email/Fax
unavailable.

Note: This information could be provided
directly from the generator to DWR and would
therefore not be required from Utility.

Upon the reasonable request of DWR, Utility will provide to DWR any information in respect of Utility that is applicable to the rights and obligations of the Parties under this Agreement or any material information that is reasonably necessary for DWR to monitor and manage their risks and perform their fiduciary responsibilities.  Upon the reasonable request of Utility, DWR will provide to Utility any information in respect of DWR that is applicable to the rights and obligations of the Parties under this Agreement or any material information that is reasonably necessary for Utility to operationally administer Contracts under this Agreement.

For the information identified above, or any additional information identified through the term of this Agreement, standard submission formats will be used or be developed by DWR for use by each of the investor-owned utilities, including Utility.  In the cases where the information requirements result in a large volume of data (e.g., schedule information), DWR will use or develop standard detailed file definitions for use by all of the investor-owned utilities, including Utility.  Data will be submitted to DWR by Utility

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through a secure electronic communication medium, unless other medium is reasonably requested by DWR.

As a result of the relative short implementation timeframes, it is anticipated an interim delivery protocol (e.g., comma delimited file via email, compact diskettes) will be utilized until the final data transmission media are in place.  DWR shall work jointly with Utility to ensure the required data is available by January 1, 2003.

In the event that DWR incurs additional costs, including but not limited to penalties, interest or other such costs, due to Utility’s failure to timely provide the data set forth in this Exhibit F, any such direct cost increase invoiced or assessed to DWR shall be borne by Utility.

The provisions of this Exhibit are subject to annual review by DWR and Utility to ensure that data reporting remains relevant and useful.

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